Exhibit 10.9

HEALTHWAYS, INC.
2014 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(DIRECTORS)

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement"), dated GRANT DATE, is by and between Healthways, Inc., a Delaware corporation (the "Company"), and PARTICIPANT NAME (the "Director"), under the Company's 2014 Stock Incentive Plan (the "Plan").  Terms not otherwise defined herein shall have the meanings given to them in the Plan.

Section 1.                          Restricted Stock Unit Award.  The Director is hereby granted NUMBER OF SHARES restricted stock units (the "Restricted Stock Units").  Each Restricted Stock Unit represents the right to receive one share of the Company's Common Stock, $.001 par value (the "Stock"), subject to the terms and conditions of this Agreement and the Plan.

Section 2.                          Vesting of the Award.  Except as otherwise provided in Section 3 below, the Restricted Stock Units will vest at such times (the "Vesting Date") and in the percentages set forth below, as long as the Director is serving as a director of the Company on the Vesting Date.

Vesting Date	Award Percentage of Restricted Stock Units
One Year from Grant Date	25%
Two Years from Grant Date	25%
Three Years from Grant Date	25%
Four Years from Grant Date	25%

The Company shall issue one share of the Stock to the Director for each vested Restricted Stock Unit (the "Distributed Shares") at the time the Restricted Stock Unit vests.  The Distributed Shares shall be represented by a certificate or by a book-entry.

Section 3.                          Termination or Expiration of Director's Position on the Board

3.1 Termination or Resignation from Board Following At Least Three Terms as a Director.  If the Director shall cease to serve as a director of the Corporation for any reason other than involuntary removal by the stockholders for cause and if the Director has (x)(A) served at least five  years as a director of the Corporation, or (B)(i) served at least three years as a director of the Corporation and (ii) offered to resign from the Board on or after such Director's 72nd birthday, which offer to resign has been accepted by the Corporation, and (y) in any case of (A) or (B) above, given the Corporation at least three months' prior written notice of the Director's intent not to stand for re-election at the end of the Director's then-current term (provided that the notice requirement in this Section 3.1(y) shall not apply in the event that the Director ceases to serve as a director of the Corporation as a result of the Corporation's request therefor), the Restricted Stock Units granted hereunder shall not be forfeited and shall be paid to the Director on the same schedule as provided in Section 2 (or otherwise) as if the Director had continued to serve through each Vesting Date.

3.2 Termination by Reason of Death or Disability.  If the Director shall cease to serve as a director of the Corporation by reason of death or Disability (as defined in the Plan), the Restricted Stock Units granted hereunder shall immediately vest.

3.3 Termination for any Other Reason.  If the Director shall cease to be a director of the Corporation for any reason (including removal by the stockholders for cause) other than as set forth in Section 3.1 or Section 3.2 above, all Restricted Stock Units that have not vested prior to the date the Director ceases to be a director of the Corporation will be forfeited and the Director shall have no further rights with respect to such Restricted Stock Units.

Section 4.                          Voting Rights and Dividends.  Prior to the Vesting Date, the Director shall be credited with cash dividend equivalents with respect to the Restricted Stock Units at the time of any payment of dividends to stockholders on shares of Common Stock in accordance with the terms set forth in the Plan, and such dividend equivalents shall be paid (in cash, without interest) to the Director when the Restricted Stock Units to which they relate vest in accordance with this Agreement.  The Director shall not have any voting rights with respect to the Stock underlying the Restricted Stock Units prior to the vesting of the Restricted Stock Units and the issuance of Stock as set forth in Section 2.  A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.                          Restrictions on Transfer; Change in Control.

5.1  General Restrictions.  The Restricted Stock Units shall not be transferable by the Director (or his or her personal representative or estate) other than by will or by the laws of descent and distribution.  The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Director.

5.2  Change in Control.  All restrictions imposed on the Restricted Stock Units shall expire automatically and the Restricted Stock Units granted hereby shall be deemed fully vested upon a Change in Control, as such term is defined in the Plan, and the Distributed Shares related thereto shall be outstanding at the effective time of such Change in Control.

Section 6.                          Restrictive Agreement.  As a condition to the receipt of any Distributed Shares, the Director (or his or her legal representative or estate or any third party transferee), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Director or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.                          Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably and proportionately adjusted (without duplication of Section 4) by the Committee in accordance with the Plan.

Section 8.                          [Intentionally Omitted]

Section 9.                          Plan.  This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.  By signing this Agreement, the Director confirms that he or she has received a copy of the Plan.

Section 10.                          Miscellaneous.

10.1            Entire Agreement.  This Agreement and the Plan contain the entire understanding and agreement between the Company and the Director concerning the Restricted Stock Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Director have made no promises, agreements, conditions, or understandings relating to the Restricted Stock Units, either orally or in writing, that are not included in this Agreement or the Plan.

10.2            Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

10.3            Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Director will be deemed an original and all of which together will be deemed the same Agreement.

10.4            Notice.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Healthways, Inc.
701 Cool Springs Blvd
Franklin, Tennessee 37067

To the Director:	PARTICIPANT NAME
(Director name and address)	Address on File
at Healthways

10.5            Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 7 above, no such amendment shall impair the rights of the Director hereunder without the Director's consent.

10.6            Governing Law.  This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

10.7            Validity; Severability.  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

10.8              Interpretation; Resolution of Disputes.  It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Director.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board.  Any determination made hereunder shall be final, binding and conclusive on the Director and the Company for all purposes.

10.9            Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Director's legal representative and permitted assignees.  All obligations imposed upon the Director and all rights granted to the Company under this Agreement shall be binding upon the Director 's heirs, executors, administrators, successors and assignees.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused the Restricted Stock Unit Agreement to be duly executed as of the day and year first written above.

HEALTHWAYS, INC.
By: /s/ Ben R. Leedle, Jr.
Name: Ben R. Leedle, Jr.
Title: Chief Executive Officer

DIRECTOR: PARTICIPANT NAME

Online Grant Acceptance Satisfies
Signature Requirement